Exhibit 99.2
Contact:
Kearstin Patterson
Manager Corporate Communications
615-236-4419 (office)
615-517-6112 (mobile)
kpatterson@biomimetics.com
BioMimetic Therapeutics, Inc. to Highlight Corporate
Activities at Upcoming Conferences
Franklin, Tenn. — February 9, 2007 - BioMimetic Therapeutics, Inc. (NASDAQ: BMTI) announced today that Dr. Samuel E. Lynch, president and CEO, will provide an update of corporate activities at the BIO CEO & Investor Conference 2007. The presentation will take place at the Waldorf Astoria Hotel in New York City on Tuesday, February 13 at 11:15 a.m. Eastern Time.
A live audio webcast of the presentation will be available at http://www.corporate-ir.net/ireye/conflobby.zhtml?ticker=BMTI&item_id=1441824 and on the Company’s website at www.biomimetics.com. The webcast will be accessible for a period of at least 30 days.
The Company also announced that Larry Bullock, chief financial officer, will highlight corporate activities at the Deutsche Bank Small Cap Growth Conference in Naples, Florida. The presentation will take place at the Ritz-Carlton Hotel on Tuesday, February 13 at 3:20 p.m. Eastern Time. The live audio webcast of the presentation will be available at http://www.corporate-ir.net/ireye/conflobby.zhtml?ticker=BMTI&item_id=1426558 and on the Company’s website.
In addition, the Company announced that Dr. Charles E. Hart, chief scientific officer, will be presenting at the First Albany Capital 2nd Annual Orthopedic Conference on Tuesday, February 13, 2007, at 9:50 a.m. Pacific Time. The conference is being held at the Marina Village Conference Center in San Diego, California.
About BioMimetic Therapeutics
BioMimetic Therapeutics, Inc. is developing and commercializing bio-active drug-device combination products for the healing of musculoskeletal injuries and disease, including periodontal, orthopedic, spine and sports injury applications. BioMimetic received marketing approval from the FDA for its first product, GEM 21S®, as a grafting material for bone and periodontal regeneration following completion of human clinical trials, which demonstrated the safety and efficacy of its platform technology in this indication. Additionally, the Company has clinical trials ongoing for multiple orthopedic bone healing indications. The Company’s product and product candidates all combine recombinant protein therapeutics with tissue specific scaffolds to actively stimulate tissue healing and regeneration.
For further information, visit www.biomimetics.com or contact Kearstin Patterson, manager corporate communications, at 615-236-4419.
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